EXHIBIT 99.1
------------

AT THE TRUST
Robert G. Higgins                 Investor Relations
Vice President, General Counsel   L.G. Schafran - Chairman and
630-218-7255                      Interim CEO/President
bhiggins@banyanreit.com           630-218-7250
                                  ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 14, 2002


            BANYAN STRATEGIC REALTY TRUST EXTENDS CONTRACT
                 WITH INTERIM PRESIDENT L.G. SCHAFRAN



OAK BROOK, ILLINOIS - FEBRUARY 14, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has executed an amendment to the employment contract between the Trust and L.G. Schafran, the Trust's Chairman, Interim President and Chief Executive Officer. The original contract expired on February 13, 2002.

The Term of the amendment is from February 13, 2002 until the final liquidation and dissolution of the Trust in accordance with the Plan of Termination and Liquidation, adopted January 5, 2001.

Under the terms of the amendment, Schafran will no longer be paid an annual salary, but will instead bill the Trust on an hourly basis for services rendered at the rate of $300.00 per hour. His reasonable business expenses (including health insurance premiums) will also be reimbursed.

Mr. Schafran will continue to serve as Chairman of the Board of Trustees in addition to Interim President and CEO. Under the terms of the Trust's declaration, Mr. Schafran, as an officer, is deemed not to be an independent trustee and is not entitled to any compensation for serving as a trustee. The Trust's board remains comprised of three independent trustees and Mr. Schafran.

In other news, the Trust announced that at the annual meeting of shareholders held on January 30, 2002, current trustees Walter E. Auch, Sr., Daniel Levinson, Steven Peck and L.G. Schafran were re-elected to an additional term.

Following the annual meeting, the Trust's board of trustees approved terminating the Trust's Stock Option Program. Under the Program, each independent trustee is granted options to purchase 2,000 shares of the Trust's shares of beneficial interest ten days following his or her re-election as a trustee. In connection with terminating the Program, each trustee surrendered any unexercised vested options, which were granted under the Program in consideration for a cash payment equal to the surrender value of the options. As a result, Mr. Auch received $5,375.00 in exchange for his vested options; Mr. Levinson received $2,125.00, Mr. Peck received $2,125.00 and Mr. Schafran (who had received options under the Program prior to his appointment as Chief Executive Officer and Interim President) received $1,125.00.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) which, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in three (3) real estate properties located in Atlanta, Georgia; Huntsville, Alabama; and Louisville, Kentucky. As of this date the Trust has 15,496,806 shares of beneficial interest outstanding.


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BANYAN STRATEGIC REALTY TRUST
ADD 1



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in the Trust's Form 10-Q for the quarter ended September 30, 2001, which was filed with the Securities and Exchange Commission on November 14, 2001. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



          See Banyan's Website at http://www.banyanreit.com.















































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